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                                                                 RULE 424(b)(3)
                                                      REGISTRATION NO. 333-3766


PRICING SUPPLEMENT NO. 7                        TO PROSPECTUS DATED MAY 1, 1996
                                                 (As supplemented May 10, 1996)

                            COX COMMUNICATIONS, INC.

                               MEDIUM-TERM NOTES

                               (Fixed Rate Note)

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
Designation:  6.95% Senior MTN due 2028                Original Issue Date:  January 27, 1998

Principal Amount:  U.S. $100,000,000                   Maturity Date:  January 15, 2028

Issue Price (as a percentage of                        Cox's Option to Extend Maturity:  None
   Principal Amount):   99.629%

Interest Rate:  6.95% per annum                        CUSIP:  22404Q AG 3

Discounts and Commission:  .875%                       Interest Payment Dates:  Each January 15th
                                                       and July 15th and ending on the Maturity
Proceeds to the Company:  98.754%                      Date
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Form:             [x]  Global Note
                  [ ]  Definitive Note

         Optional Redemption Provisions: The 6.95% Senior MTN due 2028 will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount or
(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points, plus accrued interest to the date of redemption.

         Definitions: "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

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         "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

         "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m., Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

         "Reference Treasury Dealer" means each of Salomon Brothers Inc., Chase Securities Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co., Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

                              PLAN OF DISTRIBUTION

         The Notes will be sold to Salomon Brothers Inc., Chase Securities Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co., Incorporated for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

         This Pricing Supplement No. 7 supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

Date:    January 22, 1998

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